                                                                      EXHIBIT 21

                                  SUBSIDIARIES
                                       OF
                            SPRINGS INDUSTRIES, INC.

         Name of Subsidiary                                    Place of Incorporation
         ------------------                                    ----------------------
1.       American Fiber Industries, LLC                        Delaware

2.       Catawba Trucking Co., Inc.                            South Carolina

3.       New Fashion Sierra, Inc.                              South Carolina

4.       Regal Rugs, Inc.                                      Indiana

5.       SIH Corp.                                             Delaware

6.       Springmaid International, Inc.                        South Carolina

7.       Springs Canada, Inc.                                  Ontario

8.       Springs de Mexico, S.A. de C.V.                       Mexico

9.       Springs Inversiones Limitada                          Chile

10.      Springs Industries (Asia) Inc.                        Delaware

11.      Springs Licensing Group, Inc.                         South Carolina

12.      Springs Sales Corporation                             U.S. Virgin Islands

13.      Springs Window Direct LP                              South Carolina

14.      Springs Window Fashions de Mexico,                    Mexico
         S. de R.L. de CV

15.      Springs Window Fashions Division, Inc.                Delaware

16.      Springs Window Fashions Leasing Co., Inc.             South Carolina

17.      Springs Window Fashions LP                            South Carolina

18.      Springs Window Fashions Manufacturing                 South Carolina
         Co. USA, Inc.

19.      SWF, Inc.                                             South Carolina

20.      Warbird Corporation                                   Delaware


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